Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing, on behalf of each of them, of a statement on Schedule 13D (including amendments thereto) with respect to Class A ordinary shares, par value HK$1.00 per share and Class B ordinary shares, par value HK$1.00 per share of SouFun Holdings Limited, a Cayman Islands company; and (ii) that this agreement be included as Exhibit 1 to such joint filing. The undersigned acknowledge that each shall be responsible for the timely filing of any amendments to such joint filing and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others.

[Execution page follows.]

IN WITNESS WHEREOF, the undersigned have executed this agreement.

Dated: December 28, 2012

TIANQUAN MO

By:	/s/ Tianquan Mo
	Name:	Tianquan Mo

MEDIA PARTNER TECHNOLOGY LIMITED

By:	/s/ Jing Cao
	Name:	Jing Cao
	Title:	Director

DEUTSCHE BANK INTERNATIONAL TRUST CO. (CAYMAN) LIMITED AS TRUSTEE OF THE MC TRUST

By:	/s/ Kenny Curpen
	Name:	Kenny Curpen
	Title:	Authorized Signatory

DEUTSCHE BANK INTERNATIONAL TRUST CO. (CAYMAN) LIMITED AS TRUSTEE OF THE MC TRUST

By:	/s/ Hemeesha Jogee
	Name:	Hemeesha Jogee
	Title:	Authorized Signatory